NorthWestern Corporation d/b/a NorthWestern Energy 3010 W. 69th Street Sioux Falls, SD 57108 www.northwesternenergy.com
NYSE: NWE News Release For Immediate Release	Media Contact: Claudia Rapkoch (866) 622-8081 claudia.rapkoch@northwestern.com Investor Relations Contact: Travis Meyer (605) 978-2967 travis.meyer@northwestern.com

NORTHWESTERN REPORTS SECOND QUARTER 2014 FINANCIAL RESULTS

Company reports diluted earnings per share of $0.20 for the second quarter 2014
Reaffirms full year 2014 guidance of $2.60 - $2.75 per diluted share
Declares a quarterly dividend of $0.40 per share, payable September 30, 2014

SIOUX FALLS, S.D. - July 24, 2014 - NorthWestern Corporation d/b/a NorthWestern Energy (NYSE: NWE) reported financial results for the quarter ended June 30, 2014. Net income for the period was $7.7 million, or $0.20 per diluted share, as compared with net income of $14.3 million, or $0.37 per diluted share, for the same period in 2013.

"We were pleased to experience a 3% improvement in gross margin over the same period last year, despite the slightly milder weather this past quarter. However, higher operating expenses primarily related to the acquisition of gas production assets and the hydro transaction weighed heavily on the quarter. Additionally, we experienced increased bad debt expense related to increased revenues and delayed customer collections with the implementation of our customer information system," said Bob Rowe, President and Chief Executive Officer. "Our second quarter typically provides the smallest contribution to annual earnings and was in line with our internal expectations. As such we are maintaining our full year guidance of $2.60 - $2.75 as previously announced."

Summary Financial Results	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except per share amounts)	2014	2013	2014	2013
Total Revenues	$270,281	$260,161	$640,004	$573,181
Cost of Sales	112,474	106,913	279,902	239,109
Gross Margin	157,807	153,248	360,102	334,072
Operating Expenses
Operating, general and administrative	74,367	67,364	146,449	136,201
Property and other taxes	27,974	25,810	56,519	51,569
Depreciation and depletion	30,369	27,414	60,687	56,632
Total Operating Expenses	132,710	120,588	263,655	244,402
Operating Income	25,097	32,660	96,447	89,670
Interest Expense	(19,127)	(17,141)	(39,093)	(33,920)
Other Income	2,980	928	5,169	3,643
Income Before Income Taxes	8,950	16,447	62,523	59,393
Income Tax Expense	(1,204)	(2,106)	(9,197)	(7,150)
Net Income	$7,746	$14,341	$53,326	$52,243
Average Common Shares Outstanding	39,137	38,092	38,997	37,740
Basic Earnings per Average Common Share	$0.20	$0.37	$1.37	$1.38
Diluted Earnings per Average Common Share	$0.20	$0.37	$1.37	$1.38
Dividends Declared per Common Share	$0.40	$0.38	$0.80	$0.76

NorthWestern Reports Second Quarter 2014 Financial Results
July 24, 2014

Reconciliation of Primary Changes from 2013 to 2014

	Three Months Ended June 30,			Six Months Ended June 30,
	Pre-tax	Net	Diluted	Pre-tax	Net	Diluted
($millions, except EPS)	Income	Income(1)	EPS	Income	Income(1)	EPS
2013 reported	$16.4	$14.3	$0.37	$59.4	$52.2	$1.38

Gross Margin
Natural gas production	5.1	3.1	0.08	14.6	9.0	0.23
DSM lost revenue recovery	1.0	0.6	0.02	1.5	0.9	0.02
Natural gas retail volumes	(0.9)	(0.6)	(0.02)	2.3	1.4	0.04
Electric retail volumes		—	—	4.7	2.9	0.07
Montana natural gas rate increase		—	—	4.9	3.0	0.08
Other	(0.6)	(0.4)	(0.01)	(2.0)	(1.2)	(0.03)
Subtotal - Gross Margin	4.6	2.7	0.07	26.0	16.0	0.41
OG&A Expense
Natural gas production	(2.9)	(1.8)	(0.05)	(5.0)	(3.1)	(0.08)
Bad debt expense	(2.2)	(1.4)	(0.03)	(3.1)	(1.9)	(0.05)
Nonemployee directors deferred compensation	(1.5)	(0.9)	(0.02)	(1.3)	(0.8)	(0.02)
Hydro Transaction costs	(0.9)	(0.6)	(0.02)	(1.7)	(1.0)	(0.03)
Other	0.5	0.3	0.01	0.9	0.6	0.02
Subtotal - OG&A Expense	(7.0)	(4.4)	(0.11)	(10.2)	(6.2)	(0.16)
Other items
Depreciation and depletion expense	(3.0)	(1.8)	(0.05)	(4.1)	(2.5)	(0.06)
Property and other taxes	(2.2)	(1.4)	(0.03)	(4.9)	(3.0)	(0.08)
Interest expense (includes bridge related to hydro transaction)	(2.0)	(1.2)	(0.03)	(5.2)	(3.2)	(0.08)
Other income	2.1	1.3	0.03	1.6	1.0	0.03
Permanent & flow-through adjustments to income tax		(1.8)	(0.05)		(1.0)	(0.03)
Impact of higher share count			—			(0.04)
All other, net	0.1	0.1	—	(0.1)	—	—
Subtotal - Other items	(5.0)	(4.8)	(0.13)	(12.7)	(8.7)	(0.26)

Total EPS impact of above items			(0.17)			(0.01)

2014 reported	$9.0	$7.8	$0.20	$62.5	$53.3	$1.37

(1) Income Tax Benefit (Expense) calculation on reconciling items assumes effective tax rate of 38.5%.

Significant Drivers

Gross Margin
Consolidated gross margin for the three months ended June 30, 2014 was $157.9 million compared with $153.3 million for the same period in 2013. The $4.6 million increase was primarily due to:

NorthWestern Reports Second Quarter 2014 Financial Results
July 24, 2014

•	$5.1 million increase in natural gas production margin primarily due to the acquisition of gas production assets in December 2013, which revenues are subject to refund;

•	$1.0 million increase in demand side management (DSM) lost revenues recovered through our supply trackers related to efficiency measures implemented by customers;

These increases were offset by:

•	$0.9 million decrease in retail natural gas volumes due primarily to warmer spring weather; and

•	$0.6 million reduction to other miscellaneous gross margin items.

Consolidated gross margin for the six months ended June 30, 2014 was $360.1 million compared with $334.1 million for the same period of 2013.

Operating, General and Administrative Expenses
Consolidated operating, general and administrative expenses for the three months ended June 30, 2014 were $74.4 million compared with $67.4 million for the same period in 2013. The $7.0 million increase was primarily due to:

•	$2.9 million higher natural gas production costs due to the acquisition of the natural gas production included in the gross margin benefit above;

•	$2.2 million higher bad debt expense, due to a combination of higher revenues and slower collections of receivables from customers related to our customer information systems implementation;

•
$1.5 million increased non-employee directors deferred compensation as compared to the prior year, primarily due to changes in our stock price. Directors may defer their board fees into deferred shares held in a rabbi trust. If the market value of our stock goes up, deferred compensation expense increases; however, we account for the deferred shares as trading securities and their increase in value is reflected in other income with no impact on net income; and

•	$0.9 million legal and professional fees associated with the hydro transaction. We expect to incur additional hydro transaction related legal and professional fees during the remainder of 2014.

These increases were partly offset by a $0.5 million reduction to other miscellaneous expense items.

Consolidated operating, general and administrative expenses were $146.4 million for the six months ended June 30, 2014 as compared with $136.2 million during the same period of 2013.

Property and Other Taxes
Property and other taxes were $28.0 million for the three months ended June 30, 2014, as compared with $25.8 million in the same period of 2013. This increase was primarily due to plant additions and higher estimated property valuations in Montana. We estimate property taxes throughout each year and update to the actual expense when we receive our Montana property tax bills in November.

Property and other taxes were $56.5 million for the six months ended June 30, 2014, as compared with $51.6 million in the same period of 2013.

NorthWestern Reports Second Quarter 2014 Financial Results
July 24, 2014

Depreciation and Depletion Expense
Depreciation and depletion expense was $30.4 million for the three months ended June 30, 2014, as compared with $27.4 million in the same period of 2013. This increase was primarily due to plant additions, including approximately $1.2 million related to the acquisition of natural gas production assets.

Depreciation and depletion expense was $60.7 million for the six months ended June 30, 2014, as compared with $56.6 million in the same period of 2013.

Operating Income
Consolidated operating income for the three months ended June 30, 2014 was $25.1 million, as compared with $32.7 million in the same period of 2013. This decrease was due to higher operating expenses partly offset by the increase in gross margin as discussed above.

Consolidated operating income for the six months ended June 30, 2014 was $96.4 million, as compared with $89.7 million in the same period of 2013.

Interest Expense
Consolidated interest expense for the three months ended June 30, 2014 was $19.1 million, as compared with $17.1 million in the same period of 2013. This increase includes $1.9 million of expenses associated with the bridge credit facility related to the hydro transaction, and higher interest from the issuance in December 2013 of $100 million of long-term debt unrelated to the hydro transaction, partly offset by lower interest accrued on revenues subject to refund and higher capitalization of AFUDC. We expect interest expense to increase by approximately $1.4 million for the remainder of 2014 as a result of the bridge credit facility.

Consolidated interest expense for the six months ended June 30, 2014 was $39.1 million, as compared with $33.9 million in the same period of 2013.

Other Income
Consolidated other income for the three months ended June 30, 2014, was $3.0 million, as compared with $0.9 million in the same period of 2013. This increase was primarily due to a $1.5 million gain on deferred shares held in trust for non-employee directors deferred compensation discussed above and higher capitalization of AFUDC.

Consolidated other income for the six months ended June 30, 2014, was $5.2 million, as compared with $3.6 million in the same period of 2013.

Income Tax Expense
Consolidated income tax expense for the three months ended June 30, 2014 was $1.2 million, as compared with $2.1 million in the same period of 2013. Our effective tax rate was 13.5% for the three months ended June 30, 2014 as compared with 12.8% for the three months ended June 30, 2013.

Consolidated income tax expense for the six months ended June 30, 2014 was $9.2 million, as compared with $7.2 million in the same period of 2013. Our effective tax rate was 14.7% for the six months ended June 30, 2014 as compared with 12.0% for the six months ended June 30, 2013.

The following table summarizes the significant differences in income tax expense based on the differences between our effective tax rate and the federal statutory rate:

NorthWestern Reports Second Quarter 2014 Financial Results
July 24, 2014

(in millions)	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Income Before Income Taxes	$9.0	$16.4	$62.5	$59.4

Income tax calculated at 35% federal statutory rate	3.1	5.8	21.9	20.8

Permanent or flow through adjustments:
State income, net of federal provisions	—	(0.6)	0.4	(1.9)
Flow-through repairs deductions	(1.8)	(2.1)	(11.5)	(9.8)
Production tax credits	(0.3)	(0.5)	(1.8)	(1.7)
Prior year permanent return to accrual adjustments	—	0.5	—	0.5
Plant and depreciation of flow through items	0.1	(0.8)	0.5	—
Other, net	0.1	(0.2)	(0.3)	(0.8)
	(1.9)	(3.7)	(12.7)	(13.7)

Income tax expense	$1.2	$2.1	$9.2	$7.1

Liquidity and Capital Resources
As of June 30, 2014, our total net liquidity was approximately $170.9 million, including $16.9 million of cash and $154.0 million of revolving credit facility availability. This compares to total net liquidity at December 31, 2013 of $175.6 million.

Dividend Declared
NorthWestern's Board of Directors declared a quarterly common stock dividend of $0.40 per share, payable September 30, 2014 to common shareholders of record as of September 15, 2014.

Significant Items Not Contemplated in Guidance
A reconciliation of items not factored into our 2014 and final 2013 earnings guidance of $2.60 - $2.75 and $2.45 - $2.60 per diluted share, respectively, are summarized below. The amount below represents an after-tax non-GAAP measure that may provide users of this financial information with additional meaningful information regarding the impact of certain items on our expected earnings. More information on this measure can be found in the "Non-GAAP Financial Measures" section below.

NorthWestern Reports Second Quarter 2014 Financial Results
July 24, 2014

2014	Q1	Q2	Q3	Q4	YTD 2014

Reported GAAP diluted EPS	$1.17	$0.20			$1.37

Non-GAAP Adjustments:

Weather	(0.05)	0.01			(0.04)
Hydro transaction (professional fees & bridge financing)	0.04	0.04			0.08

Adjusted diluted EPS	$1.16	$0.25	—	—	$1.41

2013	Q1	Q2	Q3	Q4	FY 2013

Reported GAAP diluted EPS	$1.01	0.37	0.40	0.68	$2.46

Non-GAAP Adjustments:

Weather		(0.02)	(0.02)	(0.01)	(0.05)
Hydro transaction (professional fees & bridge financing)			0.05	0.06	0.11
Prior period DSM lost revenue (incl. accrued interest)			(0.04)	0.02	(0.02)

Adjusted diluted EPS	$1.01	$0.35	$0.39	$0.75	$2.50

2014 Earnings Guidance Reaffirmed
NorthWestern reaffirms the 2014 earnings guidance range of $2.60 - $2.75 per diluted share based upon, but not limited to, the following major assumptions and expectations:

•	Normal weather in our electric and natural gas service territories for 2014;

•
Excludes any hydro related transaction fees (including legal and bridge financing) and any potential income generated from the regulated operation of the hydro assets post-closing, assuming regulatory approval;

•	Excludes any potential additional impact as a result of the FERC decision regarding revenue allocation at our Dave Gates Generating Station;

•	A consolidated income tax rate of approximately 14% - 16% of pre-tax income; and

•	Diluted average shares outstanding of 39.3 million.

Company Hosting Investor Conference Call
As previously announced, NorthWestern will host an investor conference call and webcast today, July 24, at 4:00 pm Eastern Time to review its financial results. The conference call will be webcast live on the Internet at http://www.northwesternenergy.com under the “Our Company / Investor Relations / Presentations and Webcasts” heading or by visiting
http://www.videonewswire.com/event.asp?id=99932. To listen, please go to the site at least 10 minutes in advance of the call to register. An archived webcast will be available shortly after the call and will be available for one year.

A telephonic replay of the call will be available beginning at 6:00 p.m. Eastern today through August 23, 2014, at (888) 203-1112 access code 8886085.

About NorthWestern Energy
NorthWestern Energy provides electricity and natural gas in the Upper Midwest and Northwest, serving approximately 678,200 customers in Montana, South Dakota and Nebraska. More

NorthWestern Reports Second Quarter 2014 Financial Results
July 24, 2014

information on NorthWestern Energy is available on the Company's Website at www.northwesternenergy.com.

Non-GAAP Financial Measures
This press release includes financial information prepared in accordance with GAAP, as well as other financial measures, such as Gross Margin and Adjusted Diluted EPS, that are considered “non-GAAP financial measures.”  Generally, a non-GAAP financial measure is a numerical measure of a company's financial performance, financial position or cash flows that exclude (or include) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP. Gross Margin (Revenues less Cost of Sales) is a non-GAAP financial measure due to the exclusion of depreciation from the measure. Gross Margin is used by us to determine whether we are collecting the appropriate amount of energy costs from customers to allow recovery of operating costs. Adjusted Diluted EPS is another non-GAAP measure. The Company believes the presentation of Adjusted Diluted EPS is more representative of our normal earnings than the GAAP EPS due to the exclusion (or inclusion) of certain impacts that are not reflective of ongoing earnings.

The presentation of these non-GAAP measures is intended to supplement investors' understanding of our financial performance and not to replace other GAAP measures as an indicator of actual operating performance.  Our measures may not be comparable to other companies' similarly titled measures.

Special Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, without limitation, the information under “2014 Earnings Guidance Reaffirmed”.  Forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.”  These statements are based upon our current expectations and speak only as of the date hereof.  Our actual future business and financial performance may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including, but not limited to:

•
potential adverse federal, state, or local legislation or regulation, including costs of compliance with existing and future environmental requirements, as well as adverse determinations by regulators, could have a material effect on our liquidity, results of operations and financial condition;

•
changes in availability of trade credit, creditworthiness of counterparties, usage, commodity prices, fuel supply costs or availability due to higher demand, shortages, weather conditions, transportation problems or other developments, may reduce revenues or may increase operating costs, each of which could adversely affect our liquidity and results of operations;

•
unscheduled generation outages or forced reductions in output, maintenance or repairs, which may reduce revenues and increase cost of sales or may require additional capital expenditures or other increased operating costs; and

•	adverse changes in general economic and competitive conditions in the U.S. financial markets and in our service territories.

Our 2013 Annual Report on Form 10-K, second quarter 2014 and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K and other Securities and Exchange Commission filings discuss some of the important risk factors that may affect our business, results of operations and financial condition.

NorthWestern Reports Second Quarter 2014 Financial Results
July 24, 2014

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In addition, actual results may differ materially from those contemplated in any forward-looking statement due to the timing and likelihood of the closing of the purchase of PPL Montana LLC's hydro-electric generating facilities.

Note: The financial tables that have historically been provided at the end of the press release can now be found in the appendix of the earnings webcast presentation.